September 1, 2015

JPMorgan Trust I

270 Park Avenue

New York, NY 10017

Dear Sirs:

J.P. Morgan Investment Management Inc, JPMorgan Funds Management, Inc. and JPMorgan Distribution Services, Inc. (collectively, “JPMorgan Service Providers”) hereby agree to waive fees owed to each JPMorgan Service Provider or to reimburse the Fund listed on Schedule A for the time periods indicated. The JPMorgan Service Providers will waive fees or reimburse expenses to the extent total operating expenses exceed the rate of average daily net assets also indicated on Schedule A. This expense limitation does not include acquired fund fees and expenses, dividend and interest1,2,3 expenses on securities sold short, interest, taxes, expenses related to litigation and potential litigation, extraordinary expenses not incurred in the ordinary course of the Fund’s business and expenses related to the J.P. Morgan Funds’ Board of Trustees deferred compensation plan.

The JPMorgan Service Providers understand and intend that the Fund will rely on this agreement in preparing and filing its registration statement on Form N-1A and in accruing the Fund’s expenses for purposes of calculating net asset value and for other purposes, and expressly permit the Fund to do so.

Please acknowledge acceptance on the enclosed copy of this letter.

Very truly yours,

J.P. Morgan Investment Management Inc. JPMorgan Funds Management, Inc. JPMorgan Distribution Services, Inc.

By:

Accepted by: JPMorgan Trust I

By:

[1]	In calculating the interest expense on short sales for purposes of this exclusion, the Fund will recognize all economic elements of interest costs, including premium and discount adjustments.
[2]	The interest expenses on securities sold short will not be excluded from the expense limitation on total operating expenses until 3/1/16 for the JPMorgan Research Market Neutral Fund, JPMorgan Research Equity Long/Short Fund and JPMorgan Opportunistic Equity Long/Short Fund.
[3]	The interest expenses on securities sold short will not be excluded from the expense limitation on total operating expenses until 11/1/15 for JPMorgan U.S. Research Equity Plus Fund, JPMorgan U.S. Dynamic Plus Fund and JPMorgan U.S. Large Cap Core Plus Fund.

JPMTI Fee Waiver Agreement

SCHEDULE A

Fund Name	Class	Expense Cap	Expense Cap Period End
JPMorgan U.S. Research Equity Plus Fund	Class A	1.20%	October 31, 2016
	Class C	1.70%	October 31, 2016
	Select	0.95%	October 31, 2016
	Class R2	1.45%	October 31, 2016
	Class R5	0.75%	October 31, 2016
	Class R6	0.70%	October 31, 2016

JPMorgan U.S. Dynamic Plus Fund	Class A	1.20%	October 31, 2016
	Class C	1.70%	October 31, 2016
	Select	0.95%	October 31, 2016

JPMorgan U.S. Large Cap Core Plus Fund	Class A	1.25%	October 31, 2016
	Class C	1.75%	October 31, 2016
	Select	0.99%	October 31, 2016
	Class R2	1.50%	October 31, 2016
	Class R5	0.80%	October 31, 2016

JPMorgan Research Market Neutral Fund	Class A	1.25%	August 31, 2016
	Class C	1.75%	August 31, 2016
	Select	0.99%	August 31, 2016
	Institutional	0.85%	August 31, 2016

JPMorgan Research Long/Short Fund	Class A	1.45%	August 31, 2016
	Class C	1.95%	August 31, 2016
	Select	1.20%	August 31, 2016
	Class R5	1.00%	August 31, 2016

JPMorgan Opportunistic Long/Short Equity Fund	Class A	1.85%	August 31, 2016
	Class C	2.35%	August 31, 2016
	Select	1.60%	August 31, 2016
	Class R2	2.10%	August 31, 2016
	Class R5	1.40%	August 31, 2016
	Class R6	1.35%	August 31, 2016